UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 3, 2010

Williams-Sonoma, Inc.
(Exact name of registrant as specified in its charter)

California	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109
(Address of principal executive offices)

Registrant’s telephone number, including area code	(415) 421-7900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 3, 2010, Williams-Sonoma, Inc. (the “Company”) renewed its unsecured commercial letter of credit reimbursement facilities with each of Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association (collectively, the “Banks”). These letter of credit facilities allow the Company to request the Banks to issue letters of credit on the Company’s behalf or on behalf of any of its subsidiaries up until the maturity of the agreements on September 2, 2011. The latest expiration possible for any future letters of credit issued under the facilities is now January 30, 2012. Due to reductions in inventory purchases over the past twelve months and an overall reduction in the number of vendors who require the use of the letter of credit facilities, the Company has decreased the aggregate credit available under the facilities from $125,000,000 to $90,000,000. The Company also has a $300,000,000 unsecured revolving line of credit with Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, among others.

The letter of credit facilities contain certain restrictive loan covenants that are consistent with the Company’s unsecured revolving line of credit, including, among others, financial covenants, including a maximum leverage ratio (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense “EBITDAR”), a minimum fixed charge coverage ratio (calculated as EBITDAR to total fixed charges), and covenants limiting the Company’s ability to repurchase shares of stock or increase the Company’s dividend, in addition to covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired (if a default would result from the acquisition), incur indebtedness, grant liens and make investments. The Company’s obligations under the letter of credit facilities are guaranteed by certain of the Company’s U.S. subsidiaries.

The letter of credit facilities also contain events of default that include, among others, non-payment of drawings under letters of credit or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will result in the imposition of interest on unreimbursed amounts at the lender’s prime rate (or if greater, the average rate on overnight federal funds plus one-half of one percent) plus 2.0%, and could result in the acceleration of the Company’s obligations under the letter of credit facilities, an obligation of the Company to deposit with the Banks as collateral an amount equal to all outstanding letters of credit, and an obligation of any or all of the Company’s subsidiaries that have guaranteed the letter of credit facilities to pay the full amount of the Company’s obligations under the letter of credit facilities.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference herein.

Item 8.01	Other Events

On September 10, 2010, the Company issued a press release announcing that it has completed the $60 million stock repurchase program approved in May 2010 and that its Board of Directors has authorized a new $65 million stock repurchase program. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d	)	List of Exhibits:

Exhibit Number	Description

99.1	Press Release dated September 10, 2010 titled Williams-Sonoma, Inc. Announces Completion of its May 2010 Stock Repurchase Program and Authorizes a New $65 Million Stock Repurchase Program

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: September 10, 2010	By:	/s/ Sharon L. McCollam
Sharon L. McCollam
Executive Vice President,
Chief Operating and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated September 10, 2010 titled Williams-Sonoma, Inc. Announces Completion of its May 2010 Stock Repurchase Program and Authorizes a New $65 Million Stock Repurchase Program

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